Exhibit 99.1

IRIDEX Announces Departure of Chief Financial Officer and Reiterates Full Year 2018 Guidance

Mountain View, Calif., December 4, 2018— IRIDEX Corporation (Nasdaq: IRIX) today announced Chief Financial Officer Atabak Mokari will leave the Company for a senior finance executive role at another company. Mokari has agreed to assist in the orderly transition of his CFO responsibilities and will leave the Company effective December 18, 2018. IRIDEX plans to search for a replacement.

“We would like to thank Atabak for his service throughout the significant transformation of our business into the glaucoma treatment market,” said William M. Moore, Chairman and Chief Executive Officer. “With a high level of professionalism and dedication, he led us through multiple capital raises and assisted in the transition of our organization. We wish him well in his next endeavor.

“As we identify a replacement, Romeo Dizon, Vice President of Finance will be assuming responsibility for financial controls and reporting. During his lengthy tenure with the Company, he has previously stepped successfully into this role before and we are very confident in his abilities,” Moore concluded.

"The motivated and talented team at IRIDEX has been a pleasure to work with," said Atabak Mokari, Chief Financial Officer. "I am proud of our accomplishments over the last few years. The opportunity in glaucoma continues to grow and I am confident the Company is well positioned to further penetrate and make inroads throughout the glaucoma treatment continuum."

Guidance for Full Year 2018

IRIDEX reiterates its guidance range for G6 systems, probes and total revenue. The Company expects G6 system shipments of 430 to 450, G6 probe shipments of 44,000 to 46,000 and total revenue of $41 million to $42 million.

About IRIDEX

IRIDEX Corporation is a worldwide leader in developing, manufacturing, and marketing innovative and versatile laser-based medical systems, delivery devices and consumable instrumentation for the ophthalmology market. The Company’s proprietary MicroPulse® technology delivers a differentiated treatment that provides safe, effective, and proven treatment for targeted sight-threatening eye conditions. IRIDEX’s current product line is used for the treatment of glaucoma, diabetic macular edema (DME) and other retinal diseases. IRIDEX’s products are sold in the United States through a direct sales force and internationally primarily through a network of independent distributors into more than 100 countries. IRIDEX is headquartered in Mountain View, CA.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, including those statements concerning personnel searches, guidance and financial performance. These statements are not guarantees of future performance and actual results may differ materially from those described in these forward-looking statements as a result of a number of factors. Please see a detailed description of these and other risks contained in our Annual Report on Form 10-K for the fiscal year ended December 30, 2017, and Quarterly Reports on Form 10-Q for subsequent fiscal quarters, each of which was filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

Investor Relations Contact:

Lynn Pieper Lewis or Leigh Salvo

(415) 937-5404

investors@iridex.com

Media Contact:

Jamie Hall

Pascale Communications, LLC.

724-417-0167

jamie@pascalecommunications.com